Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

EDGAR Online, Inc.

Norwalk, Connecticut

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-81966), Form S-3 (No. 333-41472) and Form S-8 (No. 333-60246) of EDGAR Online, Inc. of our report dated May 29, 2010, relating to the financial statements of UBMatrix, Inc. as of September 30, 2009 and 2008 and for the years then ended which appear in this Current Report on Form 8-K/A of EDGAR Online, Inc. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

San Francisco, California

February 4, 2011